

Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Number: 333-262665
May 2022

SOBRsafe™

Investor Presentation

May 2022

Free Writing Prospectus Statement

This presentation highlights basic information about us, our business, and the offering to which this presentation relates. Because it is a summary, it does not contain all of the information that you should consider before investing in our securities. We have filed a Registration Statement (No. 333-262665) (the "Registration Statement"), including a prospectus, which is currently in preliminary form (the "Preliminary Prospectus"), with the Securities and Exchange Commission ("SEC") for the offering to which this presentation relates. The Registration Statement has not yet been declared effective by the SEC. Before you invest, you should read the Preliminary Prospectus that is part of the Registration Statement in full and other documents we have filed with the SEC for more complete information about us and our business. You may access these documents for free by visiting EDGAR on the SEC website at www.sec.gov. The Preliminary Prospectus, dated April 4, 2022, is available on the SEC website at www.sec.gov/edgar.

Safe Harbor Statement

This presentation of SOBR Safe, Inc. contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. The Company intends that such forward-looking statements be subject to the safe harbor provided by the foregoing Sections. These forward-looking statements are based largely on the expectations or forecasts of future events, can be affected by inaccurate assumptions, and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the control of management. Therefore, actual results could differ materially from the forward-looking statements contained in this presentation. The Company cannot predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. The reader should consider statements that include the words "believes", "expects", "anticipates", "intends", "estimates", "plans", "projects", "should", or other expressions that are predictions of or indicate future events or trends, to be uncertain and forward-looking. The Company does not undertake to publicly update or revise forward looking statements, whether because of new information, future events or otherwise. Additional information respecting factors that could materially affect the Company and its operations are contained in its annual report on Form 10-K for the year ended December 31, 2021.

Transaction Summary

Issuer	SOBR Safe, Inc.
Exchange	Nasdaq
Ticker	SOBR
Offering Type	Registered Public Offering & Uplisting
Security	Unit Consisting of 1 Share of Common Stock + 200% Warrant Coverage
Expected Offering Amount	$12,000,000
Over-Allotment Option	15% (100% Primary)
Price Range	$4.25 – $4.75
Settlement	T+2
Sole Bookrunning Manager	Aegis Capital Corp.
Anticipated Pricing	Week of May 9th
Use of Proceeds	• Sales / marketing / customer service / digital marketing • Fund product development and R&D activities • General and administrative support • Convertible debt repayment

SOBRsafe™

Introducing SOBRsafe™

Our mission is to **create a culture of prevention**, and a safe and healthy work environment

Our Value Proposition:

- ✓ Disruptive technology to introduce uniform safety measures
- ✓ Protection against catastrophic liabilities due to alcohol use
- ✓ Reduction to operating costs through insurance safety discounts

Our Solution: touch-based, IoT-enabled *preventative* alcohol detection, with instantaneous data reporting via a SaaS platform







Workplace Drinking Epidemic

47% Of workplace injuries linked to alcohol[1]

$41K Cost to employers of an alcohol-related injury[2]

11% Of workplace fatality victims test alcohol-positive[3]

13% Of US commercial drivers test positive for alcohol, highest rate worldwide[4]

[1]NIH; [2]Department Of Labor; [3]National Council on Alcoholism and Drug Dependence; [4]Reuters

How SOBRcheck Works

- Device placed at entry points
- Employees place hand on device to verify ID, scan for presence of alcohol
- Green light entry/vehicle keys for alcohol-free employees
- Compliance Officer notified of failed scans, proceeds to detection protocol
- Multi-factor authentication eliminates card tailgating
- Anticipated ~100% compliance rate within 2-3 weeks of install


SOBR

The Value of SOBR SaaS Data

- ✓ Cloud-based IoT reporting for compliance with company policies
- ✓ Trend analysis capabilities to evidence positive behavioral change
- ✓ Data output validates safety record for <u>insurers</u>


(SaaS)
SOBRsafe
SOBRSafe Analytics - Admin
Customer Name
Device Status
Employee Name
10
17
220
43
Top Offenders
SOBRSafe
10

Employer Compliance Dashboard



SOBRsafe Economics

- Significant recurring revenue (SaaS)
- Evergreen 60-month contracts
- Reduced churn (insurance incentives/liability avoidance)
- Upsell potential with additional safety products
- Monthly subscription fee per user model

Device	Unit Purchase Fee	Per User Monthly
Stationary	Free	$30.00
Wearable	$199.95	$19.95

SOBRsafe™

Primary Competition - Breathalyzers

The Case Against Invasive Breathalyzers for Business

- ✓ Highly unhygienic amid COVID concerns – forcibly expelled (maskless) breath in shared work environment
- ✓ Time-to-results prohibitive to efficient employee throughput
- ✓ Most sensors only last for 250-300 tests[1]; replacement logistics and cost untenable for uniform daily usage
- ✓ Almost exclusively offline – no cloud-based alerts, data management

BACtrack. *The breathalyzer industry's face and change agent*

- Pioneering an app-based enterprise solution, initially for clinics
  - Up to **4x** the monthly per user cost of SOBRsafe
- Testing a research-only wearable alcohol monitoring band
  - Monthly cost approximately **20x** that of the SOBR band



[1]*UKDrugTesting*

Total U.S. Market Revenue Opportunity

$28 B
TAM

Local Fleet - $5.8 billion[1]
(Hyper focus on Amazon DSPs)

Warehousing - $720 million[2]

Manufacturing - $4.7 billion[3]

All calculated as total users per vertical x SOBRsafe pricing

Construction - $2.5 billion[4]

Young Drivers - $7.3 billion[5]

Rehab - $6.7 billion[6]

Green circles denote wearables-only markets

[1]TruckInfo; [2]Zippia; [3]Natl Assoc of Manufacturers; [4]American Assoc of General Contractors; [5]NHTSA; [6]ResearchAndMarkets

Sales Strategy

- Potential for reduced alcohol-related claims of great value to insurers
- SOBRsafe already driving significant insurance savings for customers


North American/European Licensing
Compliance Management & DUI Probation
Insurance
Direct Sales
Relationship Mining
Appointment Setters

Multiple Customers Secured; 600+ Users

Last Mile Fleet Focus

- 257,000[1] U.S. companies
- 2,500[2] Amazon ind. contractor (DSP) fleets
- Successful DSP pilot, on Amazon's radar

Read: Delivery Driver Busted



SOBRcheck™

[1]IBISWorld; [2]Bloomberg

SOBRsafe™

Technology that Travels

Solutions Across Key Applications



SOBRcheck™
Stationary

Uniform, objective safety verification for:

- Last mile/service fleet mgmt – centralized
- Warehousing
- Manufacturing
- Construction



SOBRsure™
Mobile

Continuous on-person monitoring for:

- Teen drivers
- Last mile/service fleet mgmt – remote
- Alcohol rehab support
- Corporate wellness

Sales Targets & Strategy

- Pre-marketing May 2022
- Initiate sales June 2022



SOBRsure™


Fleet Safety

Direct sales upsell to established, captive (via insurance savings) fleet customers


Young Drivers

4.5 million[1] young drivers with parents' income of $100,000+

- Standalone consumer brand
- Online digital media blitz
- Celebrity ambassadors
- Advocacy group PR


Alcohol Rehab

22 million[2] Americans require substance treatment

- Q3 third party outcome studies
  - Accelerate intervention
  - Reduce recidivism
  - Decrease repeat claims to insurers

[1]Approximated from U.S. Census and NHTSA data; [2]SAMHSA

Product Adoption & Sales Traction

- In revenue with first commercial product, 600+ MRR subscribers by end of Q2 2022
- 4 agreements executed in core insurer/national agency vertical
- In advanced negotiations with first distribution partner in alcohol testing space
- Conducting 3 significant proof of concept pilots beginning May 2022:
  - Ride-sharing company – promoting alcohol-free drivers
  - DUI probation outsourced provider, 11,000-subscriber opportunity
  - Amazon Distribution Partner (DSP) in Europe
- Tier 1 automotive supplier testing for in-vehicle use Q3 2022
- **This offering is purely to fuel our expansion and acceleration**

"Our industry has not experienced technological innovation like the SOBRcheck™ in a decade or more.

"*Preventative* by design, this is a **true game-changer** for alcohol safety."

- *President, Current Consulting Group*

SOBRsafe™

Supply Chain Scalability Solved

BGM ENGINEERING

www.bgmeng.com

Customers include:

gm

Ford

FCA
FIAT CHRYSLER AUTOMOBILES

- **Design → Engineering → Manufacturing** under one roof
- 36 years of experience
- 2021 General Motors Vendor Excellence Award
- 130 employees, 46,000 sq. ft.

- **Packaging → Fulfillment → Customer Service** under one roof
- 79 years of experience
- Delivers 1 million+ FCA consumer items each year
- 100 employees, 3.3 MM sq. ft.

Maximized quality and scalability on Day 1, no dependence on hiring, systems creation or facilities investment

HELM

www.helm.com

Customers include:

MERRELL

BMW

Invention + Execution = Innovation

Dave Gandini, *Chairman & CEO*	Jerry Wenzel, *CFO*	Scott Bennett, *EVP Ops*	Michael Watson, *CRO/EVP*
33+ years of leadership experience in: • Capital formation • Technology acquisitions • Sales acceleration	40+ years of leadership experience in: • Financial management & reporting • Public accounting • Auditing	20+ years of operations executive experience; manufacturing, data monetization expertise	25+ years of sales, marketing executive experience; innovation, customer acq. expertise

World-class internal expertise	Sales & Marketing	Insurance Channel Development	Data Systems	IR & Corporate Development
Elite outsourcing for speed & scale	Design & Engineering	Supply Chain Management	Manufacturing	Fulfillment & Customer Service

Key Investment Considerations

- Disruptive, first-to-market technology, led by highly accomplished leadership team with agile approach
- Addressing critical safety void via IoT/SaaS model; revenue traction underway
- Innumerable industry applications; initial sales focus 257,000 U.S. last mile fleets; hyper-focus on Amazon DSPs
- Churn expected to be significantly lower than standard SaaS metrics due to meaningful safety benefits, risk avoidance
- Initial indication that insurers will offer safety discounts for SOBRsafe solution integration, up to 25%
- Continuous technology advancement and proactive IP strategy designed to maintain, extend competitive lead



Appendix

SOBRsafe

Creating Value Through IP

Trade Secrets | Applications | Utility Patents

Patents Pending – *currently 2 active PCT[1] patent applications:*

Products	Application	Last Update
SOBRcheck™	PCT/US2021/028833	04.23.21
SOBRsure™	PCT/US2021/072203	11.03.21

Patent Strategy

- Well-document background IP
- Patent "fencing" – establish additional patents surrounding core IP
- Maintain provisional filing status for as long as possible


Apr 2022 Update
PCT
Nov 2022 Update

[1]Patent Cooperation Treaty

Personalized Risk Calculation

- Visit www.sobrsafe.com/rod-calculator
- Proprietary integration of Department of Labor data empowers accurate estimate of alcohol cost
- Grounded in industry average rates of absenteeism, turnover, injuries and fatalities
- Return on Detection – SOBRsafe's technology can drive **significant net savings**

Prospect Company Total Annual Risk Due to Employee Alcohol Abuse

$494,065



SOBR
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Return on Detection (ROD)
Do you know how much alcohol abuse costs your company each year? Find out now.
What is your industry?
Manufacturing
How many employees do you have?
200
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Their Monthly Exposure Per Employee: $118

Common FAQ

- SOBRcheck requires no state, federal certification
- De-identified biometric imaging storage only – not fingerprint
- All data secured and password-protected
- Data capacity of 1,000 employees per device
- Microsoft Azure is SOBRcheck's secure cloud platform
- No legal approval is required, as SOBRcheck is just a means to support existing substance policy



Successful Amazon DSP Pilot Program

70
employees

60
drivers

Q: Did implementing SOBRcheck™ create a safer work environment?

A: "So, it was actually really enlightening... I'll be honest - I thought we weren't going to catch anybody. I think my guys are all good - we'll have no problems...but to have two actively admit that 'Oh yeah, I was out drinking last night', and for this to pop up - I think it's a great indicator of the success of the program and the technology. So yeah, absolutely."

Q: Did you have definitive outcomes from the test?

A: "We did, there was one person that we ended up dismissing."

Q: How did your employees feel about using the technology?

A: "Once they felt comfortable that the technology was sound, people really were embracing it and saying, 'Yeah, this is awesome - this is great, you guys are really thinking about our safety. Not only mine, but the person driving behind me, or driving next to me' They really saw that we were looking to engage our employees and really trying to foster a safer environment for them."



SOBRcheck™ Field Solution

SOBRsafe™

SOBRsafe

Staying Ahead of the Competition

Technology Advancement Timeline



1.0 – Dec 2021
• IoT/SaaS in market
• Insurance incentives
• Safety device
2.0 – Aug 2022
• WiFi upgrade
• Improved data communications
1.0 – Jun 2022
• IoT/SaaS in market
• Immediate data report
• Location and alcohol notification
2.0 – Jan 2023
Tech expansion for alcohol rehab and insurance markets
3.0 – Jul 2023
Tech expansion for corp. wellness; provides robust biometrics, including stress, fatigue